Exhibit 99

      Heritage Financial Group Announces Second Quarter Results

      Company Declares Quarterly Cash Dividend of $0.06 Per Share

     ALBANY, Ga.--(BUSINESS WIRE)--July 19, 2007--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the second quarter and six months ended June 30, 2007. Highlights of the quarter included continued growth in the Company's loan portfolio, which has increased 12% over the past year in large measure because of the Company's entry into the Florida market during the summer of 2006. Credit quality remained generally strong and stable in the second quarter, however, the Company's provision for loan losses on a comparable basis was higher, reflecting growth in the loan portfolio, an increase in criticized loans this year, and a positive adjustment to the provision in the year-earlier quarter. Largely because of the year-over-year change in the provision for loan losses, the Company reported lower earnings for the second quarter of 2007 versus the same period last year.

    Separately, the Company also announced that its Board of Directors has declared a cash dividend of $0.06 per common share. The dividend will be paid on August 17, 2007, to stockholders of record as of August 3, 2007.

    Net income for the second quarter of 2007 was $549,000 or $0.05 per share, down 34% from $835,000 or $0.08 per share in the second quarter last year. For the first six months of 2007, net income declined 5% to $1,268,000 from $1,331,000 in the year-earlier period; on a per share basis, earnings were $0.12 for the first half of both 2007 and 2006.

    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Although market conditions remain challenging, we are pleased to note the fundamental progress posted by the Company during the second quarter. We have experienced strong growth on both sides of the balance sheet - in part attributable to our new Ocala branch, highlighted by the addition of more than $32,000,000 to our loan portfolio and $71,000,000 in deposits during the past year.

    "In many areas, both with our existing operations in Albany and our presence in Ocala, we continue to invest in our business to lay the groundwork for sustainable and attractive growth," Dorminey continued. "Our goal is not only to develop new lending and banking relationships, extending the reach of our bank, but to support that growth with a more efficient operational platform that will allow us to translate top-line expansion into greater stockholder value over the long term. I am pleased with the progress we made on both fronts during the past quarter."

    Net interest income for the second quarter increased 3% to $3,659,000 from $3,568,000 for the year-earlier period. In the quarter, the Company recorded a loan loss provision of $337,000 versus a positive adjustment to the loan loss provision of $30,000 in the same period last year. Net interest income after provision for loan losses declined 8% to $3,322,000 in the second quarter of 2007 from $3,598,000 in the prior-year period. Net interest income for the first six months of 2007 increased 1% to $7,146,000 from $7,057,000 in the year-earlier period. The year-to-date provision for loan losses rose to $495,000 from $60,000 in the comparable 2006 period. Net interest income after provision for loan losses declined 5% to $6,651,000 for the first six months of 2007 versus $6,997,000 in the same period last year.

    Although non-performing loans at the end of the second quarter of 2007 increased to $546,000 versus $363,000 in the first quarter of 2007, the total was 26% lower than non-performing loans of $737,000 at June 30, 2006, underscoring a trend of generally improving credit quality during the past year. As a percent of total loans outstanding, non-performing loans were 0.19%, up from 0.13% in the first quarter of 2007, but down from 0.29% for the year-earlier period. Meanwhile, net charge-offs to average outstanding loans, on an annualized basis, were 0.01% for the second quarter of 2007 versus 0.07% in the first quarter of 2007 and 0.09% for the prior-year period.

    The Company's net interest margin was 3.73% in the second quarter, unchanged from the first quarter of 2007, but down 63 basis points from second quarter last year. The decline was due to a continuation of a flat yield curve and upward pressures on deposit rates, as the Company has remained aggressive in building its deposit base to support the growth of its loan portfolio. The Company's net interest margin for the first half of 2007 was 3.72%, down 64 basis points from the comparable period last year.

    Noninterest income for the second quarter of 2007 increased 27% to $1,709,000 from $1,342,000 in the same period last year, reflecting primarily higher service charges and transaction fees, as well as increased brokerage fees. Noninterest income for the first half of the year increased 29% to $3,297,000 from $2,554,000 in the year-earlier period, mirroring the trends seen in the second quarter.

    Noninterest expense for the second quarter of 2007 increased 16% to $4,346,000 from $3,737,000 in the second quarter of 2006, primarily reflecting higher salaries, employee benefits and occupancy costs related to the Company's new branch in Ocala that opened in August 2006, increased data processing fees, and costs to streamline and realign HeritageBank's back office operations to support future growth with greater efficiency. In the second quarter, the Company also incurred a full period of stock option expense related to plans implemented in June 2006.

    Annualized return on average stockholders' equity for the second quarter and six months ended June 30, 2007, was 3.43% and 3.98%, respectively, versus 4.79% and 3.83%, respectively, for the comparable periods last year. Annualized return on average total assets for the second quarter and six months ended June 30, 2007, was 0.49% and 0.58%, respectively, compared with 0.92% and 0.73%, respectively, for the same periods in 2006.

    The Company's total assets increased 8% to $448,061,000 at June 30, 2007, from $413,330,000 at December 31, 2006, and increased 18% from $381,337,000 at June 30, 2006. Gross loans increased 7% to $294,920,000 at June 30, 2007, from $276,776,000 at December 31, 2006, and increased 12% from $262,566,000 at the end of the second quarter last year. Deposits increased 10% to $327,766,000 at the end of the second quarter of 2007 from $299,189,000 at December 31, 2006, and increased 28% from $256,574,000 at June 30, 2006. Total stockholders' equity increased slightly to $62,982,000 at June 30, 2007, from $62,809,000 as of December 31, 2006, and declined 7% from $67,773,000 at June 30, 2006, reflecting the Company's ongoing stock repurchase programs.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of June 30, 2007, Heritage Financial Group reported total assets of approximately $448 million and total stockholders' equity of approximately $63 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 72% of the shares of Heritage Financial Group. The remaining 28% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.



                              HERITAGE FINANCIAL GROUP
                           Unaudited Financial Highlights
                      (In thousands, except per share amounts)



                                  Three Months Ended Six Months Ended
                                       June 30,          June 30,
                                  ------------------ -----------------
                                       2007     2006     2007     2006
                                  --------- -------- -------- --------
Total interest income                $7,004 $  5,406 $ 13,588 $ 10,598
Total interest expense                3,345    1,838    6,442    3,541
                                  --------- -------- -------- --------
Net interest income                   3,659    3,568    7,146    7,057
Provision (adjustment) for loan
 losses                                 337     (30)      495       60
                                  --------- -------- -------- --------
Net interest income after
 provision for loan losses            3,322    3,598    6,651    6,997
Non-interest income                   1,708    1,342    3,297    2,554
Non-interest expense                  4,346    3,737    8,253    7,610
                                  --------- -------- -------- --------
Income before income taxes              684    1,203    1,695    1,941
Income tax expense                      135      368      427      610
                                  --------- -------- -------- --------
Net income                           $  549 $    835 $  1,268 $  1,331
                                  ========= ======== ======== ========
Basic and diluted earnings per
 share                               $ 0.05 $   0.08 $   0.12 $   0.12
                                  ========= ======== ======== ========




                                            June 30, Dec. 31, June 30,
                                                2007     2006     2006
                                            -------- -------- --------
Total assets                                $448,061 $413,330 $381,337
Cash and cash equivalents                     10,948    9,781    9,884
Interest-bearing deposits in
 banks                                           385    2,154      490
Securities available for sale                108,432   84,572   61,505
Loans receivable                             294,920  276,776  262,566
Allowance for loan losses                      4,514    4,076    3,564
Total deposits                               327,766  299,189  256,574
Federal Home Loan Bank advances               40,000   40,000   50,000
Stockholders' equity                          62,982   62,809   67,773


    Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2007 and 2006, may be found at the following link: http://www.irinfo.com/hbos/HBOS2Q07TNS.pdf. Investors should refer to the Company's Form 10-Q for the three and six months ended June 30, 2007, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-2055
             Senior Vice President and Chief Financial Officer